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August 28, 1996

Archie Miller
Vice President and General Manager
Merisel Americas, Inc.
200 Continental Blvd.
El Segundo, CA 90245


PERSONAL AND CONFIDENTIAL


Dear Archie:

      This letter amends that certain letter agreement between you and Merisel Americas, Inc. ("Americas"), dated
June 1, 1995 (the "Letter Agreement"). Except as specifically amended hereby, the Letter Agreement remains in full force and effect.

     The definition of "Applicable Time Period" is hereby amended to be the period commencing on the date hereof and extending through March 31, 1998.

     Notwithstanding anything to the contrary contained in the Letter Agreement, for purposes of the Letter Agreement, as amended hereby, your employment shall be considered to be terminated without cause, if (A) your employment is terminated for any reason, other than your misconduct (misconduct includes physical assault, insubordination, falsification or misrepresentation of facts on company records, fraud, dishonesty, willful destruction of company property or assets, or harassment of another Associate by you), excessive absenteeism, abuse of sick time or your conviction for or a plea of nolo contendere by you to a felony or any crime involving moral turpitude or (B) you resign due to any of the following having occurred (i) following an Americas Change of Control, there has been a material reduction in your job responsibilities from those that existed on the date hereof, it being understood that a mere change in title alone shall not constitute a material reduction in your job responsibilities, (ii) following an Americas Change of Control, without your prior written approval, you are required to be based anywhere other than your current location, it being understood that required business travel to an extent consistent with your current business travel obligations does not constitute a requirement that you be based somewhere other than your current location, (iii) there has been a reduction in your base salary, other than an across-the-board reduction in the salary level of all of Americas' Vice Presidents in the same percentage amount as part of a general salary level reduction, or (iv) a successor to all or substantially all of the business and assets of Americas' failed to furnish you with the assumption agreement required below.

      Retention Bonus. In order to induce you to remain as an employee of Americas, Americas has guaranteed to pay you 50 % of your annual target bonus for 1996 (the "Guaranteed Bonus"), a quarter of which Guaranteed Bonus shall be paid
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quarterly as provided in the next sentence.  Accordingly,
provided that you continue to be employed by Americas on the date that the earnings for the applicable fiscal quarter of Merisel, Inc. are released (the "Earnings Release Date"), Americas shall pay to you the Guaranteed Bonus for that quarter on the next regularly scheduled payday following the Earnings Release Date. The amount of Guaranteed Bonus paid to you, that would not otherwise have been earned by you based on performance, shall be excluded from the calculation of the Severance Payment under the Letter Agreement.

      Mitigation. You shall have no obligation to mitigate the amount of any payment provided for in the Letter
Agreement, as amended hereby, by seeking employment or otherwise.

     Assumption Agreement. Americas will require any successor (whether direct or indirect, by purchase, merger consolidation or otherwise) to all or substantially all of the business and assets of Americas, expressly to assume and agree to perform the Letter Agreement, as amended hereby, in the same manner and to the same extent that Americas would be required to perform it whether or not such succession had taken place.

      An "Americas Change of Control" shall have occurred if
(i) any person, corporation, partnership, trust, association, enterprise or group, other than Merisel, Inc., shall become the beneficial owner, directly or indirectly, of outstanding capital stock of Americas possessing at least 50% of the voting power (for the election of directors) of the outstanding capital stock of Americas, or (ii) there shall be a sale of all or substantially all of Americas's assets or Americas shall merge or consolidate with another corporation and the stockholders of Americas immediately prior to such transaction do not own, immediately after such transaction, stock of the purchasing or surviving corporation in the transaction (or of the parent corporation of the purchasing or surviving corporation) possessing more than 50% of the voting power (for the election of directors) of the outstanding capital stock of that corporation, which ownership shall be measured without regard to any stock of the purchasing, surviving or parent corporation owned by the stock holders of Americas before the transaction. A "Company Change of Control" shall have occurred if (i) any person, corporation, partnership, trust, association, enterprise or group shall become the beneficial owner, directly or indirectly, of outstanding capital stock of the Company possessing at least 50% of the voting power (for the election of directors) of the outstanding capital stock of the Company, or (ii) there shall be a sale of all or substantially all of the Company's assets or the Company shall merge or consolidate with another corporation and the stockholders of the Company immediately prior to such transaction do not own, immediately after such transaction, stock of the purchasing or surviving corporation in the transaction (or of the parent corporation of the purchasing or surviving corporation) possessing more than 50% of the voting power (for the election of directors) of the outstanding capital stock of that corporation, which ownership shall be measured without regard to any stock of the purchasing, surviving or parent corporation owned by the stock holders of the Company before the transaction. A "Change of Control" shall be the first to occur of a Company Change of Control or an Americas Change of Control.
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     If you agree to the terms of this amendment to the
Letter Agreement and intend to be bound by the Letter Agreement, as amended hereby, please so indicate by signing the enclosed copy of this letter and returning it to me. Thank you.

Sincerely,

/s/Ronald Rittenmeyer
Ronald Rittenmeyer
Chief Operating Officer and President.


Accepted and agreed to:


/s/ Archie Miller
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Archie Miller